Exhibit 99.1

FOR IMMEDIATE RELEASE
January 15, 2014

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FOURTH QUARTER AND YEAR 2013

Earnings Summary
(in thousands except per share data)	4Q 2013	3Q 2013	4Q 2012	Year 2013	Year 2012
Net income	$8,757	$12,653	$10,552	$45,172	$44,862
Earnings per share	$0.56	$0.81	$0.68	$2.90	$2.90
Earnings per share - diluted	$0.55	$0.81	$0.68	$2.88	$2.89

Return on average assets	0.95%	1.38%	1.15%	1.24%	1.23%
Return on average equity	8.33%	12.39%	10.47%	11.05%	11.52%
Efficiency ratio	69.62%	54.80%	60.75%	59.33%	57.93%
Tangible common equity	9.85%	9.57%	9.36%

Dividends declared per share	$0.320	$0.320	$0.315	$1.270	$1.250
Book value per share	$26.07	$26.03	$25.64

Weighted average shares	15,691	15,594	15,516	15,598	15,466
Weighted average shares - diluted	15,782	15,688	15,572	15,673	15,521

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the fourth quarter 2013 of $8.8 million, or $0.56 per basic share, compared to $10.6 million, or $0.68 per basic share, earned during the fourth quarter 2012 and $12.7 million, or $0.81 per basic share, earned during the third quarter 2013.  Earnings for the year ended December 31, 2013 were $45.2 million, or $2.90 per basic share, compared to $44.9 million, or $2.90 per basic share for the year ended December 31, 2012.

On November 15, 2013, CTBI reported, in a current report on Form 8-K, an ongoing investigation by the Federal Reserve that we expected to result in an accrual against earnings in the fourth quarter of 2013.  While the final determination of costs, including customer refunds, has not occurred, management has developed an estimated range of outcomes, including a maximum and minimum exposure and has accrued $6.2 million, the amount within this range that was considered the most likely cost.

4th Quarter 2013 Highlights

❖
CTBI’s basic earnings per share for the quarter decreased $0.12 per share from the fourth quarter 2012 and $0.25 per share from the third quarter 2013.  Basic earnings per share for the year remained flat to prior year.

❖
Net interest income for the quarter increased 0.7% from prior year fourth quarter but declined 0.4% from prior quarter as our net interest margin increased 2 basis points but decreased 2 basis points, respectively, for those time periods.  Average earning assets decreased 0.1% from fourth quarter 2012 but increased 0.1% from prior quarter.  Net interest income for the year ended December 31, 2013 increased 1.9% from prior year.

❖
Nonperforming loans at $43.6 million increased $7.6 million from December 31, 2012 and $1.3 million from September 30, 2013.  Nonperforming assets at $82.7 million decreased $0.3 million from December 31, 2012 and $2.0 million from September 30, 2013.

❖
Net loan charge-offs for the quarter ended December 31, 2013 were $1.2 million, or 0.19% of average loans annualized, compared to $2.9 million, or 0.45%, experienced for the fourth quarter 2012 and $1.7 million, or 0.26%, for the third quarter 2013.  Net charge-offs for the year were $7.8 million, or 0.30%, compared to $9.4 million, or 0.37%, for the year ended December 31, 2012.

❖
Our loan loss provision for the quarter decreased $1.7 million from prior year fourth quarter and $0.9 million from prior quarter.  Provision expense for the year of $8.6 million is $0.9 million less than 2012.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from December 31, 2012 to December 31, 2013.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) at December 31, 2013 was 78.1% compared to 92.3% at December 31, 2012 and 80.5% at September 30, 2013.

❖
Noninterest income increased 0.8% for the quarter ended December 31, 2013 compared to the same period in 2012 but decreased 0.3% from prior quarter.  The increase from fourth quarter 2012 was primarily attributable to increases in trust fees and net gains on other real estate owned, while the decrease from prior quarter was primarily due to a decrease in gains on sales of loans.  Noninterest income for the year ended December 31, 2013 increased 7.3%.  The increase year over year included increases in gains on sales of loans, deposit service charges, trust revenue, loan related fees, net gains on other real estate owned, and bank owned life insurance income, offset slightly by a decrease in securities gains.

❖
Noninterest expense for the quarter ended December 31, 2013 increased 16.3% from prior year fourth quarter and 26.5% from prior quarter.  Noninterest expense for the year ended December 31, 2013 increased 6.5% from prior year.  Noninterest expense was impacted by increased personnel expense, increased data processing expense, and $6.2 million in accrued expenses related to the Federal Reserve investigation discussed above.

❖	Our loan portfolio increased $64.8 million from December 31, 2012 but declined $1.0 million during the quarter.

❖	Our investment portfolio increased $6.1 million from December 31, 2012 but declined $54.5 million during the quarter.

❖	Deposits, including repurchase agreements, declined $50.8 million from December 31, 2012 and $25.9 million during the quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 9.85%.

Net Interest Income

Net interest income for the quarter increased 0.7% from prior year fourth quarter but declined 0.4% from prior quarter as our net interest margin increased 2 basis points but decreased 2 basis points, respectively, for those time periods.  Average earning assets decreased 0.1% from fourth quarter 2012 but increased 0.1% from prior quarter.  The yield on average earning assets decreased 12 basis points and 5 basis points for these respective time periods.  Loans represented 77.1% of our average earning assets for the quarter ended December 31, 2013 compared to 75.5% for the quarter ended December 31, 2012 and 77.0% for the quarter ended September 30, 2013.  The cost of interest bearing funds decreased 17 basis points from prior year fourth quarter and 2 basis points from prior quarter.  Net interest income for the year ended December 31, 2013 increased 1.9% from prior year with average earning assets increasing 0.8% and our net interest margin increasing 4 basis points.

Noninterest Income

Noninterest income increased 0.8% for the quarter ended December 31, 2013 compared to the same period in 2012 but decreased 0.3% from prior quarter.  Gains on sales of loans declined from prior quarter and prior year, loan related fees decreased from prior year but increased from prior quarter, and bank owned life insurance income increased from prior year but decreased from prior quarter, while deposit service charges, trust revenue, and net gains on other real estate owned increased from prior year and prior quarter.  Noninterest income for the year ended December 31, 2013 increased 7.3%.  The increase year over year in noninterest income included increases in gains on sales of loans, deposit service charges, trust revenue, loan related fees, and bank owned life insurance income, offset slightly by a decrease in securities gains.  Loan related fees were impacted by a $0.8 million positive variance year over year in fair value adjustments to our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2013 increased 16.3% from prior year fourth quarter and 26.5% from prior quarter.  Noninterest expense for the year ended December 31, 2013 increased 6.5% from prior year.  Noninterest expense was impacted by increased personnel expense of $1.0 million for the year, increased data processing expense of $0.9 million for the year, and $6.2 million in accrued expenses related to the Federal Reserve investigation discussed above.

Balance Sheet Review

CTBI’s total assets at $3.6 billion decreased $53.9 million, or 1.5%, from December 31, 2012 and $62.1 million, or an annualized 6.8%, during the quarter.  Loans outstanding at December 31, 2013 were $2.6 billion, increasing $64.8 million, or 2.5%, from December 31, 2012 but decreasing $1.0 million, or an annualized 0.2%, during the quarter.  We experienced loan growth during the quarter of $8.7 million in the residential loan portfolio, offset by declines of $4.7 million in the commercial loan portfolio and $5.0 million in the consumer loan portfolio.  CTBI’s investment portfolio increased $6.1 million, or 1.0%, from December 31, 2012 but decreased $54.5 million, or an annualized 32.5%, during the quarter.  The decline in the investment portfolio was primarily a result of the decline in deposits.  Deposits, including repurchase agreements, at $3.1 billion decreased $50.8 million, or 1.6%, from December 31, 2012 and $25.9 million, or an annualized 3.3%, from prior quarter.

Shareholders’ equity at December 31, 2013 was $412.5 million compared to $400.3 million at December 31, 2012 and $408.7 million at September 30, 2013.  CTBI’s annualized dividend yield to shareholders as of December 31, 2013 was 2.83%.

Asset Quality

CTBI’s total nonperforming loans were $43.6 million at December 31, 2013, a 21.0% increase from the $36.0 million at December 31, 2012 and a 3.1% increase from the $42.3 million at September 30, 2013.  The increase for the quarter included a $2.8 million increase in nonaccrual loans, primarily residential real estate loans, partially offset by a $1.5 million decrease in 90+ days past due category.  Loans 30-89 days past due at $16.0 million is a decrease of $11.1 million from December 31, 2012 and $7.3 million from September 30, 2013.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at December 31, 2013 totaled $65.3 million, compared to $62.5 million at December 31, 2012 and $63.3 million at September 30, 2013.

Our level of foreclosed properties at $39.2 million at December 31, 2013 was a decrease from $47.0 million at December 31, 2012 and $42.5 million at September 30, 2013.  Sales of foreclosed properties for the year ended December 31, 2013 totaled $12.7 million while new foreclosed properties totaled $7.4 million.  At December 31, 2013, the book value of properties under contracts to sell was $6.8 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended December 31, 2013 were $1.2 million, or 0.19% of average loans annualized, compared to $2.9 million, or 0.45%, experienced for the fourth quarter 2012 and $1.7 million, or 0.26%, for the third quarter 2013.  Of the total net charge-offs for the quarter, $0.1 million were in commercial loans, $0.7 million were in indirect auto loans, and $0.2 million were in residential real estate mortgage loans.  Net charge-offs for the year 2013 were $7.8 million, or 0.30%, compared to $9.4 million, or 0.37%, for the year ended December 31, 2012.  Allocations to loan loss reserves were $1.2 million for the quarter ended December 31, 2013 compared to $2.9 million for the quarter ended December 31, 2012 and $2.1 million for the quarter ended September 30, 2013.  Our loan loss reserve as a percentage of total loans outstanding has remained at 1.30% from December 31, 2012 to December 31, 2013.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2013
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income	$37,113	$37,455	$38,091	$148,127	$153,722
Interest expense	3,115	3,305	4,328	13,440	21,588
Net interest income	33,998	34,150	33,763	134,687	132,134
Loan loss provision	1,219	2,129	2,946	8,568	9,450

Gains on sales of loans	293	653	580	3,098	2,562
Deposit service charges	6,352	6,349	6,131	24,650	23,996
Trust revenue	2,171	2,005	1,749	8,199	6,918
Loan related fees	1,165	1,088	1,514	4,697	4,042
Securities gains	(14)	(23)	336	(45)	1,155
Other noninterest income	2,072	1,999	1,633	8,705	7,284
Total noninterest income	12,039	12,071	11,943	49,304	45,957

Personnel expense	13,399	13,248	13,388	52,843	51,888
Occupancy and equipment	2,939	2,865	2,871	11,669	11,422
FDIC insurance premiums	579	624	640	2,442	2,553
Amortization of core deposit intangible	53	53	53	213	213
Other noninterest expense	15,404	8,801	10,891	43,084	37,478
Total noninterest expense	32,374	25,591	27,843	110,251	103,554

Net income before taxes	12,444	18,501	14,917	65,172	65,087
Income taxes	3,687	5,848	4,365	20,000	20,225
Net income	$8,757	$12,653	$10,552	$45,172	$44,862

Memo: TEQ interest income	$37,567	$37,905	$38,549	$149,923	$155,556

Average shares outstanding	15,691	15,594	15,516	15,598	15,466
Diluted average shares outstanding	15,782	15,688	15,572	15,673	15,521
Basic earnings per share	$0.56	$0.81	$0.68	$2.90	$2.90
Diluted earnings per share	$0.55	$0.81	$0.68	$2.88	$2.89
Dividends per share	$0.320	$0.320	$0.315	$1.270	$1.250

Average balances:
Loans	$2,602,680	$2,596,805	$2,554,130	$2,579,805	$2,549,459
Earning assets	3,377,207	3,372,755	3,381,936	3,384,211	3,357,134
Total assets	3,642,620	3,638,742	3,658,845	3,651,541	3,641,660
Deposits, including repurchase agreements	3,114,880	3,121,466	3,141,900	3,127,709	3,139,229
Interest bearing liabilities	2,547,073	2,578,567	2,598,929	2,580,501	2,610,495
Shareholders' equity	417,245	405,043	400,846	408,782	389,377

Performance ratios:
Return on average assets	0.95%	1.38%	1.15%	1.24%	1.23%
Return on average equity	8.33%	12.39%	10.47%	11.05%	11.52%
Yield on average earning assets (tax equivalent)	4.41%	4.46%	4.53%	4.43%	4.63%
Cost of interest bearing funds (tax equivalent)	0.49%	0.51%	0.66%	0.52%	0.83%
Net interest margin (tax equivalent)	4.05%	4.07%	4.03%	4.03%	3.99%
Efficiency ratio (tax equivalent)	69.62%	54.80%	60.75%	59.33%	57.93%

Loan charge-offs	$2,227	$2,519	$3,593	$11,049	$12,590
Recoveries	(1,003)	(802)	(703)	(3,244)	(3,214)
Net charge-offs	$1,224	$1,717	$2,890	$7,805	$9,376

Market Price:
High	$46.28	$41.54	$36.40	$46.28	$36.92
Low	$38.09	$35.80	$29.60	$32.15	$29.13
Close	$45.16	$40.59	$32.78	$45.16	$32.78

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2013
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2013	September 30, 2013	December 31, 2012
Assets:
Loans	$2,615,354	$2,616,365	$2,550,573
Loan loss reserve	(34,008)	(34,013)	(33,245)
Net loans	2,581,346	2,582,352	2,517,328
Loans held for sale	828	768	22,486
Securities AFS	609,405	663,916	603,343
Securities HTM	1,662	1,662	1,662
Other equity investments	30,559	30,559	30,558
Other earning assets	53,225	46,156	141,290
Cash and due from banks	64,828	74,252	73,451
Premises and equipment	52,000	51,898	54,321
Goodwill and core deposit intangible	66,180	66,234	66,394
Other assets	121,683	126,057	124,831
Total Assets	$3,581,716	$3,643,854	$3,635,664

Liabilities and Equity:
NOW accounts	$31,017	$26,889	$28,717
Savings deposits	874,907	864,073	853,716
CD's >=$100,000	613,735	627,347	643,629
Other time deposits	714,094	739,179	771,338
Total interest bearing deposits	2,233,753	2,257,488	2,297,400
Noninterest bearing deposits	621,321	616,796	606,448
Total deposits	2,855,074	2,874,284	2,903,848
Repurchase agreements	208,067	214,755	210,120
Other interest bearing liabilities	75,092	106,590	75,084
Noninterest bearing liabilities	30,991	39,548	46,268
Total liabilities	3,169,224	3,235,177	3,235,320
Shareholders' equity	412,492	408,677	400,344
Total Liabilities and Equity	$3,581,716	$3,643,854	$3,635,664

Ending shares outstanding	15,821	15,698	15,613
Memo: Market value of HTM securities	$1,601	$1,614	$1,659

30 - 89 days past due loans	$15,980	$23,274	$27,030
90 days past due loans	23,599	25,133	19,215
Nonaccrual loans	19,958	17,131	16,791
Restructured loans (excluding 90 days past due and nonaccrual)	44,327	42,630	29,806
Foreclosed properties	39,188	42,481	46,986
Other repossessed assets	-	-	5

Tier 1 leverage ratio	11.51%	11.29%	10.65%
Tier 1 risk based ratio	16.15%	15.71%	15.23%
Total risk based ratio	17.40%	16.96%	16.49%
Tangible equity to tangible assets ratio	9.85%	9.57%	9.36%
FTE employees	1,022	1,026	1,035

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2013
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2013 and 2012 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net income	$8,757	$10,552	$45,172	$44,862

Basic earnings per share	$0.56	$0.68	$2.90	$2.90

Diluted earnings per share	$0.55	$0.68	$2.88	$2.89

Average shares outstanding	15,691	15,516	15,598	15,466

Total assets (end of period)	$3,581,716	$3,635,664

Return on average equity	8.33%	10.47%	11.05%	11.52%

Return on average assets	0.95%	1.15%	1.24%	1.23%

Provision for loan losses	$1,219	$2,946	$8,568	$9,450

Gains on sales of loans	$293	$580	$3,098	$2,562